Exhibit 99.B(e)(2)

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

DATED AS OF SEPTEMBER 16, 2002 AS AMENDED December 5, 2005

BETWEEN

SEI DAILY INCOME TRUST

AND

SEI INVESTMENTS DISTRIBUTION CO.

This Agreement shall apply with respect to portfolios of the Trust, either now existing or in the future created.  The following is a listing of the current portfolios of the Trust:

Money Market Fund

Prime Obligation Fund

Government Fund

Government II Fund

Treasury Fund

Treasury II Fund

GNMA Fund

Ultra Short Bond Fund

Short-Duration Government Fund

Intermediate-Duration Government Fund

SEI DAILY INCOME TRUST		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ Sofia A. Rosala	By:	/s/ Al J. DelPizzo

Name:	Sofia A. Rosala	Name:	Al J. DelPizzo

Title:	Vice President & Assistant Secretary	Title:	Vice President
12-5-05